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                                                                    EXHIBIT 11.1

                                   INVISION TECHNOLOGIES, INC.
                STATEMENT REGARDING CALCULATION OF NET INCOME (LOSS) PER SHARE
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                         (UNAUDITED)

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                                                                    THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                         JUNE 30,                      JUNE 30,
                                                                    1997           1996           1997          1996
                                                                    ----           ----           ----          ----
Net income (loss)                                                $  1,574       $  (830)        $ 2,216       $(2,045)
                                                                 --------       -------         -------       -------
                                                                 --------       -------         -------       -------

Shares used in per share calculations:
  Common Stock                                                     10,173         5,508           9,676         2,828
  Common Stock issuable upon exercise of options and warrants       1,015           272           1,054           600
  Convertible Preferred Stock                                          --         2,036              --         4,071
                                                                 --------       -------         -------       -------
Shares used in per share calculations                              11,188         7,816          10,730         7,499
                                                                 --------       -------         -------       -------
                                                                 --------       -------         -------       -------

Net income (loss) per share                                      $   0.14    $  $ (0.11)    $  $   0.21    $  $ (0.27)
                                                                 --------       -------         -------       -------
                                                                 --------       -------         -------       -------


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